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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2002

Navigation Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21323 (Commission File Number)	77-0170321 (IRS Employer Identification No.)
222 Merchandise Mart, Suite 900, Chicago, Illinois (Address of principal executive offices)		60654 (Zip Code)

Registrant's telephone number, including area code (312) 279-3390

(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

        As described in the Company's Current Report on Form 8-K filed on September 27, 2002, Philips Consumer Electronic Services B.V. ("Philips") filed a complaint against the Company in the Court of Chancery of the State of Delaware in and for New Castle County on September 20, 2002. The Complaint alleges that no members of the Company's Board of Directors are willing to serve as disinterested members of the Board to determine the applicable conversion price of the Series A and Series B preferred stock, as required by the respective Certificates of Designation. The Complaint seeks declaratory relief, injunctive relief and specific performance to require the Company to determine the applicable conversion price in accordance with the terms of the respective Certificates of Designation.

        On September 27, 2002, a Special Committee of the Board of Directors (the "Special Committee") was formed to manage the Company's defense to the Complaint. On December 30, 2002, the Special Committee issued a report to the Board of Directors reporting, inter alia, that Messrs. van Ommeren and Shields, as directors of the Company and as members of the Special Committee, had determined that Messrs. van Ommeren and Shields are the disinterested members (the "Disinterested Directors") of the Board of Directors for purposes of determining the conversion price (i.e. the Current Market Price, as defined in the respective Certificates of Designation) of the Series A and Series B preferred stock pursuant to the respective Certificates of Designation. The Disinterested Directors determined that the Current Market Price of the Company's common stock as of October 1, 2002 was $0.86 per share. Based on that determination as set forth in the report from the Special Committee and the terms of the respective Certificates of Designation, the Company has begun to take the steps necessary to issue the shares of common stock to Philips resulting from the conversion of the Series A and Series B preferred stock, respectively. The number of shares of common stock issuable to Philips based on a Current Market Price of $0.86 is 776,675,105.686 shares.

        There is no established trading market for the Company's common stock , and as such, the determination by the Special Committee that the Current Market Price of the Company's common stock equals $0.86 per share may not be indicative of the price per share of the Company's common stock following a sale or merger of the Company, or an initial public offering of the Company's common stock.

        The Special Committee has indicated that it intends to seek to terminate the litigation upon completion of the conversion of the Series A and Series B preferred stock. At this time, the Company does not know if the Complaint will be dismissed. It is possible that Philips may agree to dismiss the Complaint. It is also possible that Philips may amend its Complaint or file another complaint alleging that the Current Market Price was not determined appropriately. In that case, additional litigation may result in substantial expense and significant diversion of management resources. In addition, the conversion of the Series A and Series B preferred stock, either pursuant to the terms of the respective Certificates of Designation or in connection with the resolution of any litigation, will likely have an immediate and substantial dilutive effect on the holders of our common stock.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navigation Technologies Corporation (Registrant)
Date: January 13, 2003	By:	/s/ JUDSON C. GREEN
	Its:	President and CEO

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  Item 5. Other Events and Regulation FD Disclosure.
SIGNATURES